Exhibit 99.1

Flexsteel Announces Third Quarter Profit Improvement on Higher Sales Volume

DUBUQUE, Iowa--(BUSINESS WIRE)--April 20, 2010--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net income for the current quarter of $2.3 million or $0.34 per share compared to a net loss of $1.9 million or $0.28 per share in the prior year quarter. Net income for the current nine-month period was $6.7 million or $1.00 per share compared to a net loss of $2.3 million or $0.35 per share in the prior year period.

Net sales for the quarter ended March 31, 2010 were $81.5 million compared to the prior year quarter of $73.6 million, an increase of 11%. Net sales for the nine months ended March 31, 2010 were $240.9 million compared to $249.6 million in the prior year nine-month period.

For the quarter ended March 31, 2010, residential net sales were $61.6 million, compared to $53.6 million, an increase of 15% from the prior year quarter. Commercial net sales were $19.9 million for the quarter ended March 31, 2010 compared to $20.0 million in the prior year quarter.

For the nine months ended March 31, 2010 residential net sales were $180.3 million compared to $173.7 million in the nine months ended March 31, 2009, an increase of 4%. Commercial net sales were $60.6 million for the nine months ended March 31, 2010, a decrease of 20% from net sales of $75.9 million for the nine months ended March 31, 2009.

Gross margin for the quarter ended March 31, 2010 was 22.1% compared to 16.5% in the prior year quarter. These gross margin improvements are primarily due to better capacity utilization and lower fixed manufacturing costs resulting from facility consolidations, changes in product mix and a $1.7 million (2.2% of net sales) inventory write-down in the prior year. For the nine months ended March 31, 2010, the gross margin was 22.7% compared to 18.2% for the prior year nine-month period. The nine-month gross margin improvements are primarily due to the aforementioned factors as well as lower ocean freight costs.

Selling, general and administrative expenses were 17.3% and 19.6% of net sales for the quarters ended March 31, 2010 and 2009, respectively. This percentage improvement is due to widespread expense reductions through plant closings and staff reductions. For the nine months ended March 31, 2010 and 2009, selling, general and administrative expenses were 18.1% and 18.7%, respectively.

During the prior year quarter and nine-month period the Company recorded pre-tax charges of approximately $0.5 million and $2.4 million, respectively, related to facility consolidation and employee separation costs.

Working capital (current assets less current liabilities) at March 31, 2010 was $86.1 million. Net cash provided by operating activities was $19.2 million during the nine months ended March 31, 2010 due to improved profitability and reduced inventory levels. At March 31, 2010 the Company had available cash on hand of $8.8 million and no bank borrowings. As of April 14, 2010, the Company has negotiated a $15.0 million unsecured credit agreement that extends through June 30, 2011 and replaces a secured credit agreement of $25.0 million. The Company believes that the available credit under the new agreement is sufficient to support its financing needs.

Capital expenditures were $1.2 million during the first nine months of fiscal year 2010. Depreciation and amortization expense was $2.3 million and $2.8 million for the nine-month periods ended March 31, 2010 and 2009, respectively. The Company expects that capital expenditures will be less than $0.5 million for the remainder of fiscal year 2010.

All earnings per share amounts are on a diluted basis.

Outlook

While sales are still down slightly from the prior year on a year to date basis, we have seen an increase in the current quarter due to improved residential sales. The consolidation of manufacturing operations and workforce reductions that the Company completed during the prior fiscal year has brought production capacity and fixed overhead in line with current and expected demand for our products. Company wide employment, which was reduced approximately 30% in the prior fiscal year through plant closures and workforce reductions, remains at these reduced levels. These factors contributed significantly to gross margin improvement and selling, general and administrative expense reductions. However, we are experiencing selected increases on various manufacturing component materials and significant increases on ocean freight rates in comparison to year ago rates.

Our residential product category has performed reasonably well in relation to our competition, and we anticipate modest continued improvement in the residential sales category. However, the fact remains that residential furniture is a highly deferrable purchase item and can be adversely impacted by existing factors, such as, low levels of consumer confidence, a depressed market for new housing, limited consumer credit and high unemployment. The commercial product category fell considerably as the U. S. economy contracted and credit tightened. While we believe that sales are at or near the bottom of the downward cycle and should level off, we do not anticipate major improvements in commercial markets through the end of the calendar year.

We remain committed to our core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet during these challenging economic times through emphasis on cash flow and improving profitability.

Analysts Conference Call

We will host a conference call for analysts Wednesday, April 21, 2010, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 60713749. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 60713749.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,815	$1,714
Trade receivables, net	33,170	31,282
Inventories	67,648	73,844
Other	6,143	7,873
Total current assets	115,776	114,713

NONCURRENT ASSETS:
Property, plant, and equipment, net	22,243	23,298
Other assets	14,015	12,960

TOTAL	$152,034	$150,971

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$9,470	$9,745
Notes payable and current maturities of long-term debt	--	10,000
Accrued liabilities	20,166	16,552
Total current liabilities	29,636	36,297

LONG-TERM LIABILITIES:
Other long-term liabilities	8,332	7,676
Total liabilities	37,968	43,973

SHAREHOLDERS’ EQUITY	114,066	106,998

TOTAL	$152,034	$150,971

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
NET SALES	$81,451	$73,627	$240,916	$249,593
COST OF GOODS SOLD	(63,418)	(61,459)	(186,286)	(204,158)
GROSS MARGIN	18,033	12,168	54,630	45,435
SELLING, GENERAL AND ADMINISTRATIVE	(14,122)	(14,459)	(43,526)	(46,622)
FACILITY CONSOLIDATION AND OTHER CHARGES	--	(529)	--	(2,381)
OPERATING INCOME (LOSS)	3,911	(2,820)	11,104	(3,568)
OTHER INCOME (EXPENSE):
Interest and other income	115	76	238	689
Interest expense	(206)	(190)	(439)	(749)
Total	(91)	(114)	(201)	(60)
INCOME (LOSS) BEFORE INCOME TAXES	3,820	(2,934)	10,903	(3,628)
INCOME TAX (PROVISION) BENEFIT	(1,500)	1,080	(4,240)	1,320
NET INCOME (LOSS)	$2,320	$(1,854)	$6,663	$(2,308)
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,622	6,576	6,596	6,576
Diluted	6,739	6,576	6,666	6,576
EARNINGS (LOSS) PER SHARE OF COMMON STOCK:
Basic	$0.35	$(0.28)	$1.01	$(0.35)
Diluted	$0.34	$(0.28)	$1.00	$(0.35)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	March 31,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$6,663	$(2,308)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,261	2,846
Deferred income taxes	(1,009)	(336)
Stock-based compensation expense	681	114
Gain on disposition of capital assets	(15)	(227)
Gain on sale of investments	--	(462)
Impairment of long-lived assets	--	138
Changes in operating assets and liabilities	10,654	13,185
Net cash provided by operating activities	19,235	12,950

INVESTING ACTIVITIES:
Net (purchases) sales of investments	(283)	843
Proceeds from sale of capital assets	20	651
Capital expenditures	(1,175)	(913)
Net cash (used in) provided by investing activities	(1,438)	581

FINANCING ACTIVITIES:
Net payment of borrowings	(10,000)	(11,954)
Dividends paid	(988)	(2,038)
Proceeds from issuance of common stock	292	--
Net cash used in financing activities	(10,696)	(13,992)

Increase (decrease) in cash and cash equivalents	7,101	(461)
Cash and cash equivalents at beginning of period	1,714	2,841
Cash and cash equivalents at end of period	$8,815	$2,380

CONTACT:
Flexsteel Industries, Inc., Dubuque
Timothy E. Hall, 563-585-8392
Chief Financial Officer